                                                                    EXHIBIT 4.10


April 27, 2004


Special Situations Fund III, L.P.
Special Situations Cayman Fund, L.P.
Special Situations Private Equity Fund, L.P.
Special Situations Technology Fund, L.P.
Special Situations Technology Fund II, L.P.
153 East 53rd Street
55th Floor
New York, NY  10022

Attention: Stephen R. Becker

Dear Steve:

      As we have discussed, Metretek Technologies, Inc. (the "Company") is currently contemplating the offering and sale of shares of its common stock, par value $0.01 per share ("Common Stock"), and warrants to purchase shares of its Common Stock (the "Investor Warrants") to one or more accredited investors (the "2004 Offering"). In connection with the 2004 Offering, Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. (each, a "Fund", and, collectively, the "Funds") hereby agree to convert 1,000 of the shares (the "Excess Shares") of the Company's Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), held by them into shares of Common Stock effective as of the closing date of the 2004 Offering (the "Closing Date") on the terms described below.

      Each share of Series B Preferred Stock owned by the Funds would have an accreted value (including accrued but unpaid dividends) (the "Per Share Accreted Value") of $1,467.91 as of December 9, 2004 (the "Maturity Date"), and the Excess Shares would have an aggregate accreted value of $1,467,910 as of the Maturity Date. The Funds hereby irrevocably agree to convert on the Closing Date the Excess Shares at the Per Share Accreted Value of such shares on the Closing Date into newly issued, fully paid and non-assessable shares of Common Stock (the "Conversion Shares") at a conversion price of $3.0571 per share. The remainder of the shares of Series B Preferred Stock held by the Funds shall remain outstanding and shall retain all of its existing rights, limitations and preferences.

      In consideration of the conversion of the Excess Shares by the Funds, the Company shall issue to the Funds not later than the Closing Date an additional number of shares of Common Stock equal to the quotient obtained by dividing (x) the difference between (A) the Per Share Accreted Value of the Excess Shares as of the Maturity Date and (B) the Per Share Accreted Value of the Excess Shares as of the Closing Date, by (y) $3.0571 (the "Additional Shares"). Accordingly, upon conversion of the Excess Shares, the Company shall issue to the Funds an aggregate of 480,164 share of Common Stock, constituting both the Conversion Shares and the Additional Shares (i.e. $1,467,910 divided by $3.0571).

      As additional consideration for the conversion of the Excess Shares by the Funds, the Company shall issue to the Funds not later than the Closing Date warrants to purchase an aggregate of 480,164 shares of Common Stock, subject to adjustment in certain circumstances (the "Warrant Shares"), at an exercise price of $3.0571 per share, subject to customary adjustments in certain circumstances (the "New Warrants"). The New Warrants shall be exercisable commencing on the Closing Date through, and shall expire after the close of business on, June 9, 2005 and shall otherwise have the same terms and conditions as the Investor Warrants issued in the 2004 Offering, except as described below. The Funds shall be entitled to the same registration rights with respect to the Warrant Shares and the Additional Shares as any investor has with respect to any shares of Common Stock issued or issuable pursuant to the 2004 Offering (the "Offering Shares"). In the event that the registration statement covering the Offering Shares, the Additional Shares and the Warrant Shares is not declared effective on or prior to the effectiveness deadline specified in the registration rights provisions of the 2004 Offering (the "Effectiveness Deadline"), in addition to any other rights to which the Funds may be entitled, the expiration date of the New Warrants shall be extended on a day-for-day basis for each day until the registration statement is declared effective.

      The Funds also beneficially own warrants to purchase shares of Common Stock originally issued by the Company to the Funds in February 2000 (the "2000 Warrants"). In the event that the issuance of the New Warrants to the Funds, or the issuance of any similar warrants to purchase shares of Common Stock to other holders of Series B Preferred Stock on or about the Closing Date with the same exercise price, results in a reduction in the per share exercise price of the 2000 Warrants due to the anti-dilution adjustment provisions of the 2000 Warrants (the amount of such reduction in the per share exercise price, the "Anti-Dilution Adjustment"), then the Funds agree, upon exercise of any 2000 Warrant, to pay to the Company a per share amount equal to the sum of (i) the then-current per share exercise price of the 2000 Warrant, as payment for the Common Stock issuable by the Company upon exercise thereof, and (ii) an amount equal to the Anti-Dilution Adjustment, as partial reimbursement for the cost to the Company of issuing the New Warrants to the Funds in connection with this Agreement. Notwithstanding the provisions of this paragraph, the Company and the Funds may agree to waive any Anti-Dilution Adjustment if they determine that such waiver is in their respective best interests.

      The Series B Preferred Stock being converted by each Fund, and the number of Conversion Shares and Warrants issuable to each Fund is set forth in Exhibit A attached hereto.

      This Agreement shall be of no further force and effect if (i) the effective price at which Common Stock is issued or deemed to be issued in the 2004 Offering (including shares issuable upon the exercise of the Investor Warrants and/or other rights to acquire shares of Common Stock issued in the 2004 Offering) is less than $2.90 per share or (ii) the Closing Date does not occur on or prior to May 31, 2004.

      The terms and conditions of this Agreement shall not be deemed to limit or otherwise restrict the Funds' right to effect transactions in any securities of the Company, including, without limitation, any shares of Series B Preferred Stock held by the Funds or any shares of Common Stock, however acquired, or to effect the conversion of any shares of Series B Preferred Stock otherwise than as provided herein, except as specifically provided below.

      Each of the parties hereto hereby represents and warrants to the other party hereto that this Agreement has been duly authorized executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Further, the Company hereby represents and warrants to the Funds that (a) the Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement, the New Warrants and the registration rights provisions of the 2004 Offering (the "Transaction Documents"), (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Conversion Shares, the Additional Shares, the New Warrants and the Warrant Shares (collectively, the "Securities"); (b) the Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application; (c) the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other person (other than the Funds) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security other than the Anti-Dilution Adjustment to the 2000 Warrants, including the 2000 Warrants held by persons other than the Funds;
(d) the Conversion Shares and the Additional Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Funds), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws; (e) the Additional Shares and the New Warrants have been duly and validly authorized; (f) upon their due issuance, the Additional Shares will be, and upon the due exercise of the New Warrants the Warrant Shares will be, validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Funds; (g) the Company has reserved a sufficient number of shares of Common Stock for issuance upon the issuance of the Additional Shares and upon the exercise of the New Warrants, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Funds; (h) the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods; (i) at or prior to the Closing Date, the Company shall have taken all action necessary to exempt (i) the issuance and sale of the Conversion Shares,
(ii) the issuance of the Additional Shares and the issuance of the Warrant Shares upon due exercise of the New Warrants, and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other "poison pill" arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company's Certificate of Incorporation or By-laws that is or could reasonably be expected to become applicable to the Funds as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Funds or the exercise of any right granted to the Funds pursuant to this Agreement or the other Transaction Documents; (j) the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Certificate of Incorporation or the Company's Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Funds through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any subsidiary is a party or by which the Company or a subsidiary is bound or to which any of their respective assets or properties is subject, except such as would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the Company; and (k) in connection with the 2004 Offering the Company has not and will not enter into any agreement, arrangement, understanding or commitment with any other holder of Series B Preferred Stock on terms and conditions more favorable to the holder than those set forth herein. Moreover, each of the Funds hereby represents and warrants to the Company that (a) the Fund has full partnership power and authority and has taken all requisite action on the part of the Fund necessary for (i) the authorization, execution and delivery of this Agreement, (ii) the authorization of the performance of all obligations of the Fund hereunder, and
(iii) the conversion of the Excess Shares into the Conversion Shares; (b) this Agreement constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application; (c) the execution, delivery and performance by the Fund of this Agreement and the conversion of the Excess Shares into the Conversion Shares by the Fund require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official; (d) the execution, delivery and performance of this Agreement by the Fund and the conversion of the Excess Shares into the Conversion Shares by the Fund will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Fund's partnership agreement and/or other charter, governing and organizational documents, as in effect on the date hereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Fund, or (b) any agreement or instrument to which the Fund is a party or by which the Fund is bound, except such as would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the Fund.

      If the foregoing accurately reflects our agreement, please execute this letter in the space provided below and return a copy to the undersigned. This letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof.

                                            METRETEK TECHNOLOGIES, INC.



                                            By: /s/ A. Bradley Gabbard
                                                ----------------------
                                            Name:   A. Bradley Gabbard
                                            Title:  Exec. V. P.


ACCEPTED AND AGREED:

Special Situations Fund III, L.P.
Special Situations Cayman Fund, L.P.
Special Situations Private Equity Fund, L.P.
Special Situations Technology Fund, L.P.
Special Situations Technology Fund II, L.P.


By: /s/ David Greenhouse
    --------------------
    Authorized Signatory

                                                                       Exhibit A


                                                                   Total Shares (includes
                                               Excess Shares       Conversion and
Name of Fund                                   Being Converted     Additional Shares)        New Warrants
Special Situations Fund III, L.P.                     413                    198,308            198,308
Special Situations Cayman Fund, L.P.                  137                     65,782             65,782
Special Situations Private Equity Fund, L.P.          251                    120,522            120,522
Special Situations Technology Fund, L.P.               32                     15,365             15,365
Special Situations Technology Fund, L.P.              167                     80,187             80,187
                                                    -----                    -------            -------
Totals                                              1,000                    480,164            480,164
                                                    =====                    =======            =======